UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2014

POLYPORE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32266	43-2049334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 587-8409

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

New Senior Secured Credit Agreement

On April 8, 2014, Polypore International, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “New Senior Secured Credit Agreement”) with Bank of America, N.A. (“BofA”), as administrative agent, swing line lender and a letter of credit issuer; Wells Fargo Bank, National Association, as syndication agent; Fifth Third Bank, Compass Bank, PNC Bank, National Association, HSBC Bank USA, National Association, Regions Bank and RBS Citizens, N.A., as co-documentation agents; and Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers; and the other lenders named therein.

The Company is the borrower under the New Senior Secured Credit Agreement, which consists of (i) a $150 million revolving credit facility, with a sublimit of up to $50 million available for letters of credit and a sublimit of up to $15 million available for swing line loans, and (ii) a $500 million term loan facility. Under the terms of the New Senior Secured Credit Agreement, the Company is entitled, subject to the satisfaction of certain conditions, to request additional commitments under the revolving credit facility or term loans in the aggregate principal amount of up to $200 million to the extent that existing or new lenders agree to provide such additional commitments and/or term loans.

The obligations of the Company under the New Senior Secured Credit Agreement are guaranteed by certain of the Company’s material U.S. subsidiaries (together with the Company, the “Loan Parties”).  In addition, the obligations of the Company under the New Senior Secured Credit Agreement are secured by a first priority security interest in substantially all of the existing and future personal property of the Loan Parties, certain material real property of the Loan Parties and certain of the Loan Parties’ material U.S. subsidiaries, including 65% of the voting capital stock of certain of the Loan Parties’ direct foreign subsidiaries.

The borrowings under the New Senior Secured Credit Agreement will bear interest at a rate equal to, at the Company’s option, either (1) LIBOR, plus a margin ranging from 1.50% per annum to 2.25% per annum depending on the Company’s leverage ratio, or (2)(a) an “Alternate Base Rate,” which is the highest of (i) the federal funds rate plus 0.50%, (ii) BofA’s prime rate and (iii) the LIBOR rate with a maturity of one month plus 1.00%, plus (b) a margin ranging from 0.50% per annum to 1.25% per annum, depending on the Company’s leverage ratio.

The New Senior Secured Credit Agreement matures on April 8, 2019.

The New Senior Secured Credit Agreement contains customary representations and warranties, covenants and events of default.  In addition, the New Senior Secured Credit Agreement contains financial covenants that measure (i) the ratio of the Company’s total funded indebtedness net of certain cash to the amount of the Company’s consolidated EBITDA and (ii) the ratio of the amount of the Company’s consolidated EBITDA to the Company’s cash interest expense.  If an event of default occurs, the lenders under the New Senior Secured Credit Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

BofA and certain of the agents and lenders party to the New Senior Secured Credit Agreement (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Concurrent with its entry into the New Senior Secured Credit Agreement, the Company intends to borrow under the New Senior Secured Credit Agreement to redeem its $365 million aggregate principal amount of outstanding 7.5% senior notes due 2017.

On April 8, 2014, the Company issued a press release announcing the entry into the New Senior Secured Credit Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02                   Termination of a Material Definitive Agreement.

On April 8, 2014, in connection with its entry into the New Senior Secured Credit Agreement described in Item 1.01, the Company repaid all amounts outstanding under its former credit facility and terminated the Credit Agreement, dated June 29, 2012, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders, agents and parties party thereto, as amended, restated, supplemented or otherwise modified.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01                   Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

99.1	Press Release of Polypore International, Inc., dated April 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer

Date:  April 8, 2014